Exhibit 23.3

Consent of Maples & Calder

We hereby consent to each reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement on Form F-4 of Ocean Rig UDW Inc. dated the date hereof, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder with respect to any part of said Registration Statement.

/s/ Maples & Calder
Maples & Calder
March 11, 2016